Exhibit 99.1

[Lance Logo]

ANALYST CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
B. Clyde Preslar, VP, CFO and Secretary (704) 554-5540

MEDIA CONTACT:
David Coburn, VP/PR, LGA Inc. (704) 552-6565, ext.118
                                                          (704) 906-9372 (cell)

LANCE, INC. NAMES DAVID SINGER PRESIDENT AND CEO;
BOARD ELECTS BILL PREZZANO NON-EXECUTIVE CHAIRMAN

CHARLOTTE, NC, MAY 11, 2005 – Lance, Inc. (Nasdaq: LNCE) maker of popular branded and private-label snack foods including Toastchee® brand sandwich crackers and Cape Cod® potato chips, today announced that director David V. Singer has been named president and chief executive officer, effective immediately.

Mr. Singer, former executive vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated, succeeds chairman, president and chief executive officer Paul A. Stroup III, who is leaving the company to pursue other interests.

“Lance possesses strong brands, great products, a phenomenal customer base and exceptional people,” Mr. Singer said. “I am deeply honored and genuinely excited about the opportunity that we have to tap the significant, unrealized potential of these assets in order to grow our business and enhance the value of our stockholders’ investment.”

In a related move, directors elected Wilbur J. (Bill) Prezzano to the newly created position of non-executive chairman of the board. Mr. Prezzano had been lead independent director on the Lance board since 2003. Mr. Prezzano is a retired vice chairman of Eastman Kodak Company.

“We owe a debt of gratitude to Paul Stroup for his unwavering dedication to Lance for 31 years and for maintaining the strength of our brands as well as other existing assets,” Mr. Prezzano said. “In the process of assessing the company’s future direction, the board concluded that Dave could bring to the management team a combination of experience, skills and a strategic vision that would be uniquely applicable to the task of realizing the potential we believe exists for all of our constituencies, including our stockholders, employees, customers, consumers and suppliers.”

After joining Coca-Cola Bottling Co. Consolidated in 1986, Mr. Singer, 49, quickly rose from the position of vice president and treasurer to become vice president and chief financial officer in 1987,

a position he held until 2001 when he was named executive vice president. He served as executive vice president and chief financial officer from 2001 until joining Lance’s management team.

During the course of his 19-year career at Coke Consolidated, Mr. Singer was directly involved in negotiating, closing and financing approximately 20 bottling acquisitions; developing a bottling joint venture with The Coca-Cola Company; and overseeing significant improvements in operating efficiency, including a major consolidation of Coke Consolidated’s distribution system. His direct leadership experiences have also included responsibility for Coke Consolidated’s financial functions, manufacturing operations, purchasing function, transportation, and fleet and facilities management.

Mr. Singer applauded the creation of the non-executive chairmanship.

“This is a change that is in keeping with corporate governance best practices, and it’s a change that should send a positive signal to all of our stockholders,” Singer said. “We believe it is in the best interests of the company and our stockholders to have an absolutely independent outside director in this vital position.”

The company has not yet completed its determination of the charge to earnings of this management transition or the effect on the company’s estimated earnings per share for the current fiscal year.

Lance, Inc., with 4,250 employees, manufactures and markets snack foods throughout most of the United States and other parts of North America. The company has production facilities in Charlotte, N.C.; Burlington, Iowa; Hyannis, Mass.; and Cambridge, Guelph, and Waterloo, Ontario. Products are sold under the Lance and Cape Cod brand names along with a full line of private-label cookies, crackers and sugar wafers.

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This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.